Exhibit 10.41

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is entered as of September 7, 2007 between Immunomedics, Inc. (the “Company”) and David M. Goldenberg (“Dr. Goldenberg”, and together with the Company, the “Parties”).

W I T N E S S E T H :

WHEREAS, the Parties have entered into that certain Executive Supplemental Benefits Agreement, dated as of July 18, 1986 (the “Benefits Agreement”), pursuant to which the Company agreed to provide certain supplemental benefits to Dr. Goldenberg under the terms, and subject to the conditions, of the Benefits Agreement; and

WHEREAS, the Parties deem it advisable, and in their respective best interests, to terminate the Benefits Agreement in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement and intending to be legally bound, the Parties agree as follows:

1. Termination of the Benefits Agreement. The Parties hereby agree to terminate the Benefits Agreement in its entirety effective as of the date hereof.

2. Release. Dr. Goldenberg hereby releases the Company, its subsidiaries, and affiliated, predecessor, and successor corporations and business entities, past, present and future, and their partners, agents, directors, officers, employees, executives, shareholders, investors, representatives, and attorneys, past, present and future, and their heirs, executors, administrators, and assigns, and all persons acting by, through, under or in concert with any of them (collectively, “Company Releasees”), and the Company, for itself and on behalf of its employees, officers, directors, shareholders, agents and affiliates, hereby releases Dr. Goldenberg from all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, expenses of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, fixed or contingent, which Dr. Goldenberg or the Company ever had, now has, or hereafter may have against each or any of the Company Releasees or Dr. Goldenberg, respectively, from the beginning of time to the date hereof arising from, or relating to, the Benefits Agreement or the termination of the Benefits Agreement hereunder (collectively, the “Claims”). This release covers both Claims that Dr. Goldenberg and the Company know about and those Goldenberg and the Company may not know about.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the conflicts of laws principles thereof.

4. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof and supersedes all prior agreements or understandings whether written or oral, between the Parties with regard to the subject matter hereof.

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IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first written above.

IMMUNOMEDICS, INC.

By:	/s/ Gerard G. Gorman
Name:	Gerard G. Gorman
Title:	SVP Finance & Business Development, CFO

/s/ DR. DAVID M. GOLDENBERG
DR. DAVID M. GOLDENBERG

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